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                          INDEPENDENT AUDITORS' CONSENT


The Board of Trustees of
     the Orbitex Group of Funds:


We consent to use of our report dated May 26, 1999 on the financial statements of the CLS AdvisorOne Funds - The Amerigo Fund and The Clermont Fund - for the year ended April 30, 1999 as incorporated by reference herein and to the references to our firm under the heading "Financial Highlights" in the Prospectus.




KPMG LLP


Columbus, Ohio
June 5, 2000